                                 EXHIBIT 99.12

                        FORM OF STOCK PURCHASE AGREEMENT

                              LEGACY SOFTWARE, INC.
                            STOCK PURCHASE AGREEMENT

         I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") for the offering period specified below, and I hereby subscribe to purchase shares of Common Stock of Legacy Software, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the offering period in the 1% multiple of my earnings (not to exceed a maximum of 15%) specified in my attached Enrollment Form.

         The offering period is divided into a series of successive purchase intervals. With the exception of the initial purchase interval which begins at the time of the Corporation's initial public offering of Common Stock and ends on October 31, 1996, those purchase intervals will each be of six months duration and will begin on the first business day of May and November each year during the offering period. My participation will automatically remain in effect from one offering period to the next in accordance with my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions on one occasion per purchase interval, and I may increase my rate of payroll deductions to become effective at the beginning of any subsequent purchase interval within the offering period.

         My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each purchase interval within the offering period. The purchase price per share will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on my entry date into the offering period or (ii) the fair market value per share on the semi-annual purchase date. However, the clause (i) amount will in no event be less than the fair market value per share of Common Stock on the start day of the offering period. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase on any one purchase date to 1,000 shares and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

         I can withdraw from the ESPP at any time prior to the last business day of a purchase interval and the Corporation will refund all my payroll deductions for that purchase interval. However, I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason (including death or disability) or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase interval in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

         If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase interval. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began.

         The stock certificate for the shares purchased on my behalf after the end of each purchase interval will automatically be deposited in a designated brokerage account established by the Corporation on my behalf. I will notify the Corporation of any disposition of shares purchased under the ESPP, and I will satisfy all applicable income and employment tax withholding requirements at the time of such disposition.

         The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase interval. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

         I have received a copy of the official Plan Prospectus summarizing the major features of the ESPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.


     Offering Period:    From: ________________           ______________________
                         To: __________________           Signature of Employee

                                            Printed Name: ______________________
     Entry Date: _____________, 199__

                         STOCK CERTIFICATE ISSUANCE FORM

I WOULD LIKE EACH CERTIFICATE FOR THE ESPP SHARES PURCHASED ON MY BEHALF TO BE ISSUED AS FOLLOWS: (PRINT NAME(S) EXACTLY AS THEY SHOULD APPEAR.)

/ / MY NAME ONLY,______________________________________________________________.

/ / MY NAME, __________________________________________________________________,

AND MY SPOUSE, ________________________________________________________________,

                / / AS COMMUNITY PROPERTY OR / / AS JOINT TENANTS

/ / ISSUED IN STREET NAME AND DELIVERED TO MY DESIGNATED BROKERAGE ACCOUNT.


______________________                           _______________________________
        DATE                                          SIGNATURE OF EMPLOYEE